Exhibit 10.1

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

December 10, 2003

Richard Pinola

1322 N. Tulip Dr.

West Chester, PA 19380

Dear Mr. Pinola:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Right Management Consultants, Inc. (the “Company”). The terms of your employment provided in this compensation agreement (the “Compensation Agreement”) will become effective (the “Effective Date”) upon the Appointment Time, as that term is defined in a merger agreement by and between the Company, Manpower Inc. and Manpower Acquisition Corp., entered into as of the same date hereof (the “Merger Agreement”):

1. Term. The “Term” will be a period beginning on the Effective Date and ending on the Date of Termination, as defined in the letter to you of even date regarding other rights and obligations on termination of your employment (the “Change of Control Letter”).

2. Duties. You will continue to serve as Chief Executive Officer of the Company. In addition, from and after the Effective Time, as defined in the Merger Agreement, you will become involved in the executive management of Manpower through your involvement with Manpower’s Executive Management Team.

3. Base Compensation. You will be paid a base salary for your services during the Term at the rate of Five Hundred Fifty Thousand ($550,000) per year, as may be increased from time to time by the Company. Your base compensation will be paid in accordance with the Company’s regular payroll practices with respect to such compensation as in effect from time to time.

4. Incentive Bonus and Long-Term Incentive Plan. Effective as of the first day of the calendar quarter following the Effective Date, you will be eligible to receive incentive compensation for your services during the Term in accordance with the Annual Bonus Plan described on Exhibit A. In addition, you shall be eligible to receive compensation under the

Richard Pinola

December 10, 2003

Long-Term Incentive Plan described on Exhibit B for the period described therein. Incentive bonuses for all periods ending before the first day of the calendar quarter following the Effective Date shall be paid pursuant to the bonus arrangement in effect immediately before the execution of this Compensation Agreement.

5. Option Grant. As of the Effective Date, you will be granted an option to purchase 150,000 shares of Manpower common stock at an exercise price equal to the most recent closing price for such shares prior to the Effective Date (the “Manpower Options”). Such options shall vest over four years with 20% vesting upon the two year anniversary of the Effective Date, 30% vesting on the three year anniversary of the Effective Date and the remaining 50% vesting on the four year anniversary of the Effective Date. Such options shall be granted subject to the terms customarily used in other option grants to Manpower executives except that notwithstanding such customary terms, all Manpower Options shall immediately vest on the date of your termination except upon the date of your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter).

6. Manpower Investment. During the Investment Period, you will hold and beneficially own that number of shares of Manpower common stock which have a value equivalent to Five Million Dollars ($5,000,000), based on the closing price for such shares on the business day immediately preceding the Effective Date (the “Manpower Investment”). The Investment Period shall be the three year period following the Effective Date except that such period shall terminate upon: (i) your termination of employment without Cause or for Good Reason; (ii) a Change of Control; or, (iii) your death or disability. Cause, Good Reason and Change of Control shall have the meanings ascribed to them in the Change of Control Letter. You agree to hold the Manpower Investment in the form a stock certificate upon which Manpower shall place a restrictive legend reflecting the restrictions described herein.

7. Benefits.

(a) During the entire Term, the Company will provide you with, and you will be eligible for, all benefits of employment generally made available to the executives of the Company from time to time (collectively, the “Benefits Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans of Manpower) on the same basis as other executive personnel of the Manpower Group (defined below) of similar rank. You also will be entitled to vacations and perquisites in accordance with the Company’s policies as in effect from time to time for executives of the Company.

(b) Notwithstanding Section 7(a), the Company will continue to provide you with or reimburse you for your accounting services and financial planning services, all on

Richard Pinola

December 10, 2003

the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

(c) You will continue to participate in the Company’s Nonqualified Deferred Compensation Plan until you are eligible to participate in a plan that will be similar to the one currently offered by Manpower.

8. Expenses. The Company will reimburse to you on a monthly basis for all traveling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties during the Term, subject to your compliance with the guidelines and regulations concerning expense reimbursement issued by the Company, provided that it is understood that you will be entitled to travel first class and a Company-provided automobile on the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

9. SERP Benefit. Except as otherwise provided in this Section 9, the benefits payable to you under the Company’s Supplemental Executive Retirement Plan (“SERP”) are based on your average base salary for the three prior years. The Company agrees that the actuarial valuation of your benefit under the SERP will not be less than it would have been on the Effective Date and if your average base salary for the three years ending on the Effective Date were $830,000, so long as you are employed by the Company on the third anniversary date of the Effective Date, or your employment by the Company terminates before the third anniversary of the Effective Date for any reason other than termination with Cause or without Good Reason. In the event you are terminated with Cause or without Good Reason prior to the third anniversary of the Effective Date, the Company will fix the actuarial valuation of your benefit using the procedures described in the SERP for the period ending with the Effective Date.

10. Nondisclosure and Nonsolicitation.

(a) Nondisclosure.

(i) You will not, directly or indirectly, at any time during the term of your employment with the Company or any of Manpower or its direct or indirect subsidiaries (collectively, the “Manpower Group”) or during the two-year period following your termination of employment with the Manpower Group, use for yourself or others, or disclose to others, any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of

Richard Pinola

December 10, 2003

such disclosure. “Confidential Information” shall mean all business information (whether or not in written form) which relates to any company in the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists. This obligation will survive the termination of your employment for a period of two years and will not be construed to in any way limit the Company’s rights to protect confidential information which constitute trade secrets under applicable trade secrets law even after such two-year period.

(ii) Upon your termination of employment with the Manpower Group, or at any other time upon request of the Company, you will promptly surrender to the Company, or destroy and certify such destruction to the Company, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

(b) Nonsolicitation of Employees. You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of any company in the Manpower Group, or has been such an employee within the three months preceding such action, to terminate his or her employment with the Manpower Group so as to accept employment elsewhere.

(c) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 10(a) - (b), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

11. Successors; Binding Agreement . This letter agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

Richard Pinola

December 10, 2003

12. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

13. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Company or any member of the Manpower Group or affect the right of the Company or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Company and the Manpower Group as set forth herein.

14. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

15. Withholding. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

16. Controlling Law. This Compensation Agreement and all questions relating to its validity, interpretation and enforcement (including, without limitation, provisions concerning limitation of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts-of-law doctrines of such state.

17. Provisions Separable. The provisions of this agreement are independent and separable from each other and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or part.

18. Previous Agreement. This Compensation Agreement and the Change of Control Letter will, effective upon the Effective Date, expressly supersede any and all previous agreements or understandings relating to your employment by the Company or the termination of such employment, and any such agreement or agreements shall, as of the Effective Date, have no further force or effect, except as specifically provided in this Compensation Agreement and the Change of Control Letter. Conditioned upon the Effective Date actually occurring, and effective as of the Effective Date, you expressly waive any rights or claims you may now have or that may have arisen in the future under such agreements, including, without limitation, any claim arising as a result of a change of control under your employment agreement dated December 12, 1995, as amended from time to time, and under your Change of Control Agreement dated August 7, 2002.

Richard Pinola

December 10, 2003

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely, MANPOWER INC.

By:	/s/ JEFFREY A. JOERRES

Agreed as of the 10th day of December, 2003.

/s/ RICHARD PINOLA

Richard Pinola

EXHIBIT A

Annual Bonus Plan

•	General. The following describes the Annual Bonus Plan that you will participate in during the Term. The Annual Bonus Plan is a bonus plan that combines both objective goals stated in terms of profit growth (60-90% of bonus potential) and Discretionary Goals (10-40% of bonus potential). The first Bonus Period shall begin with the first day of the calendar quarter following the Effective Date and shall end on December 31, 2004. Subsequent Bonus Periods shall be for the calendar years thereafter.

Bonus Levels

•	25% of Base Salary at Threshold.

•	50% of Base Salary at Target.

•	100% of Base Salary at Outstanding.

Definitions

•	The objective goal for Threshold is a 5% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

•	The objective goal for Target is a 15% growth rate over the Base Economic Profit for the first Bonus Period and a 15% growth rate over the prior Bonus Period Annualized Economic Profit for all subsequent Bonus Periods.

•	The objective goal for Outstanding is a 25% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

•	Base Economic Profit is an amount to be determined prior to the beginning of the first Bonus Period that will reflect the Company’s prior and projected operating results.

•	Economic Profit is net operating profit before taxes and interest of the Company and its subsidiaries on a consolidated basis, less a capital charge. The capital charge shall consist of a charge based on the capital employed by the Company times a pre-tax cost of capital of between 15% and 20%. Annualized Economic Profit is Economic Profit for a Bonus Period adjusted as appropriate to account for the fact a Bonus Period may be less than a full year.

•	Discretionary Goals are goals that will be considered in determining your Annual Bonus. Such Discretionary Goals shall be discussed between you and the Chief Executive Officer of Manpower at the beginning of each Bonus Period.

Calculation and Payment of Annual Bonus

•	The Annual Bonus shall be calculated for each Bonus Period based on your achieving the objective criteria established for the Threshold, Target and Outstanding opportunities (60-90% of the Annual Bonus) and your achieving the Discretionary Goals as determined by the Chief Executive Officer of Manpower (10-40% of the Annual Bonus).

•	Except as otherwise communicated to you at the beginning of a Bonus Period, performance between the Threshold and Target goals, and between the Target and Outstanding goals, will result in a payout that is linearly interpolated between such respective goals. Results in excess of the Outstanding goal will be capped such that results in excess of the Outstanding goal will result in the Outstanding bonus level. Performance that is below the Threshold goal will result in no Annual Bonus.

•	The Annual Bonus shall be paid within 90 days of the end of the applicable Bonus Period. If your employment is terminated for any reason other than for Cause or by you for other than Good Reason (both as defined in the Change of Control Letter), you shall be entitled to a prorated Annual Bonus in the year of your termination.

EXHIBIT B

Long-Term Incentive Plan

General

•	The following describes the Long-Term Incentive Plan (“LTIP”) you will participate in during the Bonus Periods occurring through, and including, the Bonus Period ending December 31, 2006 (the “LTIP Term”). The LTIP is a long-term bonus program pursuant to which you accumulate a bonus amount (the “LTIP Amount”) over the LTIP Term.

Bonus Calculation

•	For each Bonus Period during the LTIP Term, the LTIP Amount shall equal 10% of the amount of the excess of (i) the Company’s Economic Profit, less your Annual Bonus and less the LTIP Amount for such Bonus Period, over (ii) the Targeted Economic Profit for such Bonus Period. The Targeted Economic Profit shall be the minimum amount of Economic Profit necessary to achieve the objective goal for Target for the Annual Bonus for such Bonus Period. This LTIP Amount is determined for each Bonus Period but shall only be paid as described herein.

Payment Terms

•	Payment Date. The Company shall pay you the LTIP Amount accumulated during the LTIP Term on or promptly after the three-year anniversary of the Effective Date.

•	Termination. Payment of any of the LTIP Amount is dependent upon your being employed by the Company on the three-year anniversary of the Effective Date, provided, however, that in the event your employment terminates for any reason other than your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter) prior to such date, the Company shall pay you the LTIP Amount accumulated for the completed Bonus Periods prior to such termination date on a prorated basis for any interim period up to the termination date. Disability shall mean that you have become disabled and entitled to benefits under the terms of the long-term disability plan of Manpower.